UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Tecumseh Products Company
(Name of Registrant as Specified In Its Charter)
Herrick Foundation
Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W.
Herrick, and Michael Indenbaum
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change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw QKInlHflB QQ TJM dpl 7 iiBTrirojs jajBTTaiiiiBLauiMl HMiaJMCT ffinfl click here Kjjffi mm herrick foundation 2290 KraNttioMlBuUtmg 6O WioiwadAwmi Dltrdt.Miflliyil 48226 33-46S-7733 July 23, 2009 Dear Fellow Shareholder, Tecumseh Products’ future is at risk, and we believe it is time for new board leadership to launch a critical review of the company’s executive compensation arrangements, business plan and strategies for maximizing shareholder value. You can help set this change in motion by voting with Herrick Foundation at Tecumseh’s annual shareholders meeting on August 14. We believe that ever)’ one of these areas is ripe for scrutiny because the company’s results are so poor. · In our judgment, Tecumseh’s business restructuring plan is risky, and the company continues to burn through cash on an operating basis. · The company’s poor total shareholder returns have earned it a spot on RiskMetrics Group’s ·Watch List/ · The company has spent cash on costly and unsuccessful litigation to marginalize the Herrick Foundation and interfere with the rights of other Class B shareholders. · We believe that executive compensation is excessive for a company of Tecumseh’s size, and management has been rewarded even though it hasn’t maximized shareholder value. · We also believe Tecumseh’s board has approved unnecessarily expensive compensation as a result of its inadequate oversight of compensation practices. We believe that it has not stood up to management and has not been as transparent and honest with shareholders as it should. In addition, we believe the company has been less than forthright in other communications with shareholders. For example, Tecumseh failed to disclose in its press releases and preliminary proxy statement that at least two of its original director nominees have substantial business ties to Tecumseh’s CEO and an existing director. After you review the Herrick Foundation’s proxy materials, we believe you’ll come to the same conclusion we have: Tecumseh’s business plan isn’t working, won’t work and should be critically reviewed by a new board with fresh perspectives. To demand better oversight of Tecumseh’s management and elect directors with an unswerving commitment to creating shareholder value, I urge you to support the Herrick Foundation and vote using the GOLD — and only the GOLD — proxy card. Respectfully, ToddW. Herrick Chairman BJffBjItffiHCfflffBHiniffWiBiTfiHBiTBiBfmSI

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Herrick Foundation is a Michigan nonprofit corporation and shareholder of Tecumseh Products Company. The Foundation believes that Tecumseh's board of directors should reassess what we believe is a risky business restructuring plan. We are fighting to maximize shareholder value.

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Questions and Answers

An Ill-timed Recapitalization Plan
Expensive Compensation and Inadequate Oversight
Tecumseh's Director Nominee Relationships
A Lack of Forthrightness
The Company's Risky Ongoing Business and Restructuring Plan

An Ill-timed Recapitalization Plan

Why is the Foundation opposed to the company's recapitalization plan?
We believe that Tecumseh's capital restructuring plan is ill-timed. We believe that creating one class of stock when Tecumseh's stock prices are as low as they are makes Tecumseh more vulnerable to takeover at prices that do not maximize shareholder value. In addition, we believe that we were able to fight Tecumseh's wrongful actions because of our voting power, and we do not want to give up that voting power and our influence until Tecumseh has directors in whom we have confidence. However, we currently expect that if all of our nominees are elected to the Tecumseh board, the new board should immediately explore when a recapitalization resulting in the elimination of Tecumseh's dual class structure is appropriate. View annotated stock chart

Won't a recapitalization work against the Herricks' efforts to regain control of the company?
We are not soliciting your proxy in an effort to have the Herricks manage Tecumseh.

How real is the threat of a hostile takeover?
Tecumseh's own proxy materials state that if the recapitalization is approved, some large holders of Class A shares might, perhaps acting cooperatively, sell their holdings to a buyer that would take control of the company. In such a scenario, it's possible that the seller(s) might receive a control premium that would not be shared with other holders of common shares. The buyer might be able to acquire Tecumseh at depressed prices, and the sale might cause Tecumseh to lose some of the benefits of its net operating loss carryforwards.

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Expensive Compensation and Inadequate Oversight

Is Tecumseh CEO Ed Buker overpaid?
Yes. In 2008, Buker received a cash bonus of $759,750, or 101.3 percent of his salary, when Tecumseh's performance was below average for its industry. Indeed, Buker's total compensation for 2008 is up significantly despite a significant increase in Tecumseh's net loss from continuing operations. That's without even counting much of his 2008 stock-based awards, which had a fair value of more than $9 million on the grant date.

Shouldn't Tecumseh pay its CEO a competitive wage?
We believe Buker's compensation under his employment agreement should have been

Herrick Foundation Proxy http://quell.com/herrick/QandA.html subjected to more thorough comparable review. In analyzing Buker’s compensation, the company used 13 manufacturing companies comparable in size to Tecumseh: Tecumseh was the smallest of the listed companies based on 2006 revenues. Six companies had 2006 revenues more than 50 percent higher. Even compared to these larger companies, Buker’s salary was in the 58th percentile of “market practice,” his annual bonus opportunity was in the 75th percentile and the present value of his annual equity compensation grants was in the 65th percentile.This was all before the board approved additional compensation the evening before the November 2008 special meeting. View comparables chart What is EBITDAR and how does it influence Buker’s compensation? Some 40 percent of his 2009 cash bonus will be based on Tecumseh’s EBITDAR —earnings before interest, taxes, depreciation and restructuring charges. Buker’s bonus plan for 2007 and 2008 also contained adjustments for restructuring charges. We believe this bonus model gives executives incentives to engage in excessive restructuring in order to inflate the EBITDAR benchmark when there is little to no EBITDA or real cash flow generated by the business. Indeed, we believe that the “R” in EBITDAR is a dumping ground for such things as litigation fees and expenses. View EBITDAR chart How is EBITDAR used at other companies? We have seen it used to measure default risk. For example, Fitch Investors Service used EBITDAR to assign a credit rating to Exide Battery’s debtor-in-possession loans when it was in bankruptcy. Interestingly, EBITDAR is used to set executive compensation at Solutia, Inc., where Tecumseh director Jeff Quinn is president and CEO. Tecumseh board nominee Greg Smith is currently a Solutia director. According to an April 29, 2009, SEC filing, Solutia reduced the previously approved 2008 bonus pool by approximately 80 percent in light of current economic conditions. How is Tecumseh doing relative to its peers? Tecumseh has been added to RiskMetrics Group’s watch list as of Dec. 31, 2008, because its one-year and three-year total shareholder return is below the median for its industry. Class B shares have fallen from a high of $34.14 a share on June 2, 2008 to a low of $3.70 a share on March 5, 2009, an 89.2 percent decline. Class B shares closed at $9.20 a share on July 9, 2009. View comparable stock price movement Why is a “Say on Pay” resolution required if the company has already adopted a “Say on Pay” policy? Tecumseh adopted their policy after we submitted our proposal. While they didn’t discuss it with us, we are happy to see that Tecumseh has adopted such a policy because in our view, executive compensation at Tecumseh has not always been structured in ways that best serve shareholders’ interests. For example: On Nov. 20, 2008 — the day before a special meeting of shareholders — Tecumseh materially amended its agreement with CEO Ed Buker without prior approval of the board, providing him with change in control severance. It also agreed to make $1.5 million in retention payments and award $1.5 million in phantom shares. Tecumseh did not disclose these awards to shareholders before the meeting; thus, shareholders were not able to consider the propriety of this new compensation arrangement when deciding how to vote at the meeting. Tecumseh’s bonus model gives executives incentives to engage in excessive restructuring when there is little to no EBITDA or real cash flow generated by the business. Buker’s total compensation for 2008 was up significantly despite a significant increase in Tecumseh’s net loss from continuing operations. We urge shareholders to vote in favor of our proposal to show Tecumseh how seriously shareholders feel about having a say on executive comp ensation practices at the company. Back to top

Herrick Foundation Proxy http://quell.com/herrick/QandA.html Tecumseh’s Director Nominee Relationships Why does the Herrick Foundation believe Tecumseh’s nominees are not suitable choices for the board of directors? Tecumseh did not disclose in its press release or preliminary proxy statement information about substantial business ties to, and relationships with, at least two of its original director candidates. Despite Tecumseh’s goal of assembling nominees without ties to any constituency, Tecumseh CEO Ed Buker was CEO of Citation Corp. at the same time nominee William Redmond Jr. was chairman of the board (Redmond has withdrawn as a candidate). They also failed to disclose that nominee Greg C. Smith serves on the board of Solutia, Inc., where Tecumseh director Jeffrey Quinn is chairman of the board and CEO. As a result, we do not expect there to be significant changes in board oversight of management if Tecumseh’s nominees constitute a majority of the new board. Who recruited these director-nominees? Tecumseh retained Korn/Ferry International to assist in identifying director candidates. It is difficult to understand why Tecumseh had to hire a search firm to find “independent” directors if the identities of the directors and their backgrounds were already known by current directors. A Lack of Forthrightness Tecumseh said Kent Herrick was not nominated for reelection because he and Todd Herrick have not cooperated with the company’s investigation launched in connection with the U.S. Department of Justice probe of the compressor industry. In fact, Tecumseh refused to cooperate with the Herricks. The Herricks’ lawyers had several discussions with both Tecumseh’s inside general counsel and its outside law firm offering to work together with Tecumseh in Tecumseh’s investigation, and in connection with the government’s investigation. Tecumseh indicated they were interested, but refused to take steps to do so. The Herricks’ lawyers have (without Tecumseh’s help) had cooperative discussions directly with government lawyers. Tecumseh claims that Kent Herrick and Steven Lebowski have engaged in noncooperative behavior with respect to certain board processes. What are they talking about? Contrary to Tecumseh’s claims, we believe that it is Tecumseh’s other directors who engaged in noncooperative behavior. For example, Tecumseh has tried to minimize the influence of Herrick and Lebowski on the board by carrying on business through committees, subcommittees or separate individual directors’ conferences that exclude only Herrick and/or Lebowski. In addition, the company and board has continually attempted to exclude Herrick and Lebowski by denying them information and analysis until the last minute. For example, Herrick and Lebowski were not provided with information on Tecumseh’s 2009 director nominees and its proposed recapitalization plan until the day of the meeting at which the board was to approve the resolutions. Finally, matters of significant importance, like the amendment to Buker’s compensation package, were passed without prior approval of the board. What’s the real reason the company opposes the reelection of Herrick and Lebowski? We believe it is because this is the first annual meeting after the expiration of a settlement agreement resolving litigation in 2007, so Tecumseh is no longer required to nominate Herrick and Lebowski. Tecumseh has said that if all four of the Herrick Foundation’s director-nominees are elected, it will constitute a “change in control” under the agreement governing its $30 million secured credit facility, and under employment and retention agreements with Ed Buker. Is this true? We believe that Tecumseh’s current board and management have built change in control provisions into Tecumseh’s credit facility and severance arrangements to entrench themselves. Here are the fa cts:

Herrick Foundation Proxy http://quell.com/herrick/QandA.html The election of all four of our nominees to the board might, but might not, constitute a change in control and trigger an event of default under the agreement governing the secured credit facility. Since Kent Herrick and Steven J. Lebowksi are current directors of Tecumseh and were originally appointed to the board by directors nominated by Tecumseh’s board, we believe that treating their re-election as a change in control would not be consistent with the agreement’s definition. Even if it were determined that a change of control had occurred, JPMorgan might waive this event of default. The election of all four of our nominees to the board would constitute a change of control under Buker’s employment agreement and retention letter. However, a change of control alone is not enough to trigger any compensation payout under these agreements. Only if, following a change of control, Buker resigns for good reason or is terminated without cause (as those terms are defined in those agreements) would he be entitled to receive severance compensation. The election of all of our nominees would not constitute a change of control under Tecumseh’s change of control or retention letters with other senior executives. Why should the Herrick Foundation, which owns less than a 5 percent economic interest in the company, designate, appoint or otherwise select a majority of the directors? We believe the current board is going in the wrong direction, as evidenced by Tecumseh’s poor 2008 results. It has used money entrenching itself and has inadequately overseen the company’s executive compensation programs. We have no faith that things will change if Tecumseh’s new nominees are elected. Despite Tecumseh’s goal of assembling nominees without ties to any constituency, two of Tecumseh’s original nominees have substantial business ties to, and relationships with, Tecumseh’s CEO and a potential continuing director — facts that were not disclosed by the company in its press release or preliminary proxy statement. Back to top The Company’s Risky Ongoing Business Restructuring Plan Management claims its restructuring plan is working. Why does the Herrick Foundation disagree? The company is not profitable, and it is burning cash. Tecumseh’s net loss from continuing operations grew from $6.0 million in 2007, to $79.9 million in 2008, an increase even greater than its increase in impairments, restructuring charges and other items. Tecumseh’s cash, net of borrowings, decreased from $109.1 million at June 30, 2008, to $82.3 million at the end of 2008. Nonrecurring items mask the magnitude of the cash burn. Tecumseh’s cash provided by operations increased to $70.6 million from a negative $14.8 million in 2007, but that includes $90.5 million from employee retirement benefits and deferred and recoverable taxes. View cashflow chart Cash used in operating activities was $28.3 million in the first quarter of 2009, compared to cash provided by operating activities of $120.5 million in the first quarter of 2008. Most of Tecumseh’s assets held for sale have been sold. Unless the company can generate free cash flow from operations soon, its financial condition could weaken. What is fundamentally wrong with Tecumseh’s plan? We believe Tecumseh’s business restructuring plan is risky: Tecumseh is primarily focused on the compressor business. But we believe that if Tecumseh continues to focus on compressors alone, it will be less able to provide value to customers. We believe that several large competitors have pursued a strategy of producing refrigeration system components in addition to

Herrick Foundation Proxy http://quell.com/herrick/QandA.html compressors. Tecumseh has said it is adopting a new product development process that will result in fewer platforms. We believe that regional engineering of products is necessary to maintain Tecumseh’s niche with its customers, quickly providing them with differentiated products. Tecumseh management expects to decrease Tecumseh’s vertical integration. We believe that decreasing vertical integration will increase the risk of supplier defaults, increase working capital and inventory requirements, increase restructuring costs to Tecumseh and lead to losses on sales of assets during a global economic crisis. Tecumseh admits that it faces substantial competition in each of its markets from competitors that may have greater financial, technical and other resources. We believe that the new board should consider opportunistic, low cash-cost strategic initiatives, such as joint ventures and strategic alliances with companies that have technologies, products or other assets or cash flows Tecumseh needs to make it more competitive. Back to top 2009 Herrick Foundation. All rights reserved. Homepage | Q and A | Herrick plan | How to vote | DownloadsContact

change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw Annotated Stock Chart Share price data per CapitalIQ, as of July 16 2009. Prices reflect daily values August 1, 2007 — July 1, 2009 change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw Cashflow Core Operating Cashflow - Global operations are difficult to track from a cashflow perspective Non-recurring Events — Positive cashflow is generated from extraordinary events, not execution of business strategy Proceeds from asset sales do not equate to operational success Discretionary Costs of Governance Mis-steps — Legal expenses — Multiple fairness opinions Non-Recurring Events ($ in millions) Pension reversions $ 80 Tax refunds, Brazil 45 Total non-recurring events $ 125 Proceeds from the Sale of Assets ($ in millions) MP Pumps $ 14.2 Corporate airplane 3.4 Dundee facility 1.6 Shannon facility 1.2 Excess equipment 2.0 Airport facility 0.8 Total proceeds $ 23.2

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Comparables Chart

Company	2006 Revenues	% of Tecumseh	2007 Revenues	% of Tecumseh	4/20/2009 Market Cap	% of Tecumseh
Tecumseh Products Co.	$1,017,700,000	NA	$1,133,400,000	NA	$ 129,700,000	NA
Encore Wire Corp	$1,249,330,000	123%	$1,184,786,000	105%	$ 521,800,000	402%
Federal Signal Corp	$1,211,600,000	119%	$1,268,100,000	112%	$ 287,500,000	222%
FreightCar America Inc	$1,444,800,000	142%	$817,025,000	72%	$ 226,500,000	175%
Gardner Denver Inc	$1,669,176,000	164%	$1,868,844,000	165%	$ 1,316,900,000	1015%
Goodman Global Inc	$1,794,800,000	176%	$1,935,700,000	171%	NA	NA
Mettler-Toledo International Inc	$1,594,912,000	157%	$1,793,750,000	158%	$ 1,898,400,000	1464%
Monaco Coach Corp	$1,297,990,000	128%	$1,272,130,000	112%	$ 4,000,000	3%
Park-Ohio Holdings Corp	$1,056,250,000	104%	$1,071,440,000	95%	$ 41,800,000	32%
Regal-Beloit Corp	$1,619,545,000	159%	$1,802,500,000	159%	$ 1,110,800,000	856%
Sauer-Danfoss Inc	$1,739,090,000	171%	$1,972,550,000	174%	$ 214,000,000	165%
Tredegar Corp	$1,117,969,000	110%	$924,370,000	82%	$ 570,700,000	440%
Wabash National Corp	$1,312,180,000	129%	$1,102,540,000	97%	$ 37,700,000	29%
Watsco Inc	$1,800,759,000	177%	$1,758,022,000	155%	$ 1,097,400,000	846%

- Ed Buker's Compensation was Established based on 13 "Comparable" Companies
  - Tecumseh was smaller than any of the "comparable" companies
  - 6 of the 13 "comparable" companies had 50% more revenue than TPC
  - Today, 9 of 13 "comparable" companies have a market capitalization at least 50% greater than Tecumseh

Restructuring Tecumseh’s compensation plan ($ in millions) 2007 2008 does not penalize management for EBIT $ 1.9 ($ 71.1) restructuring charges Depreciation and Amort. 55.5 42.5 Management-Driven Restructuring EBITDA 57.4 (28.6) Charges are Added to EBITDA to Test Bonus Hurdle (EBITDAR) Restructuring charges 7.2 43.5 Restructuring Addbacks EBITDAR $ 64.6 $ 14.9 — Restructuring charges do not decrease profitability for bonus calculation purposes
— Management is not incented to control costs that can be included in restructuring for compensation purposes change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw Comparable Stock Price Movement Share price data of 13 companies used to set Tecumseh CEO Ed Buker’s compensation per CapitalIQ, as of July 1, 2009. Prices reflect bi-monthly values.

change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw Herrick Foundation Proxy http://quell.com/herrick/herrick.html The Herrick Foundation Plan What direction will the company take if the Herrick Foundation slate is elected? We expect to propose that the reconstituted board obtain value for shareholders by critically reviewing what we believe is a risky ongoing business restructuring plan. We believe that Tecumseh’s business restructuring plan is not generating, and may never generate, free cash flow. We believe that the new board should immediately: Critically review Tecumseh’s business plan, including all of its products, viable business lines, proven and developing technology (including scroll technology), product development, most valued customers, suppliers and vertical integration, with an eye to managing Tecumseh for cash flow. Consider opportunistic, low cash-cost strategic initiatives, such as joint ventures and strategic alliances with companies that have technologies, products or other assets or cash flows that Tecumseh needs to make it more competitive. Explore augmenting Tecumseh’s executive team and board of directors with individuals that have more knowledge and experience in the compressor industry than Tecumseh’s current executives, Review Tecumseh’s product development and research and development programs and staff. Maintain Tecumseh’s vertical integration during this period of severe operating and economic stress. This mirrors the capabilities of Tecumseh’s most direct competitors such as Danfoss and Emerson Electric’s Copeland division. Critically review Tecumseh’s executive compensation arrangements. Explore when a recapitalization resulting in the elimination of Tecumseh’s dual class structure is appropriate. 2009 Herrick Foundation. All rights reserved. HomepageQ and AHerrick planHow to vote | DownloadsContact

change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw Herrick Foundation Proxy http://quell.com/herrick/vote.html How to vote Tecumseh Products will hold its 2009 annual meeting of shareholders on Friday, August 14, 2009 at 10:00 a.m. local time, at the Michigan Information Technology Center (MITC), 1000 Oakbrook Drive, Suite 100, Ann Arbor, MI 48104. Please cast your vote FOR all of our nominees, FOR proposals 3 and 4 and AGAINST Proposal 2, Tecumseh’s proposed recapitalization. If your Tecumseh shares are registered in your own name, please sign, date, and mail the GOLD proxy card to The Altman Group in the provided postage-paid envelope. If your shares are held in the name of a brokerage firm, bank nominee, or other institution, only it can sign a GOLD proxy card with respect to your shares, and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for a GOLD proxy card to be signed representing your Tecumseh Class B shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of your instructions to Herrick Foundation in care of The Altman Group to the address below, so that we will be aware of all instructions given and can attempt to ensure that your instructions are followed. The Herrick Foundation in care of: The Altman Group, Inc. 1200 Wall Street West 3rd Floor Lyndhurst, NJ 07071 Please do not use the white card sent to you by the current board, not even to vote against them. Doing so will cancel your vote on the GOLD card. Please vote each GOLD proxy card that you receive. Your vote is important, no matter how many or how few Class B shares you own. Time is short. Please vote today! Herrick Foundation has filed a definitive proxy statement with the United States Securities and Exchange Commission (SEC) on July 15, 2009, in connection with the Tecumseh Products Company 2009 annual meeting of shareholders. Before soliciting proxies, Herrick Foundation will provide shareholders with the definitive proxy statement. Herrick Foundation advises shareholders to read the definitive proxy statement because it contains important information about Herrick Foundation and the proposals to be presented to a vote of shareholders at the 2009 annual meeting. Shareholders may obtain free copies of the definitive proxy statement and other documents Herrick Foundation files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of Herrick Foundation’s definitive proxy statement by accessing the downloads page of this website. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting The Altman Group toll free at (866) 340-7104 (banks and brokers call collect (201) 806-7300).

change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw Herrick Foundation Proxy http://quell.com/herrick/vote.html Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, and Michael Indenbaum are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the definitive proxy statement referred to above. 2009 Herrick Foundation. All rights reserved. HomepageQ and AHerrick planHow to voteDownloadsContact change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw Herrick Foundation Proxy http://quell.com/herrick/downloads.html Downloads Click image to download the GOLD Proxy Card Click image to download the Proxy Statement 2009 Herrick Foundation. All rights reserved. HomepageQ and AHerrick planHow to voteDownloadsContact change Tecumseh,s direction. vote the gold proxy card Tecumseh Products’ future is at risk. WjjmliwIJMmw Herrick Foundation Proxy http://quell.com/herrick/contact.html Contact Us Shareholder contact: David Eberly, Beringea LLC Phone: (248) 489-9000 Email: deberly@beringea.com Media contact: Jim Cain, The Quell Group Phone: (248) 649-8900 Email: jcain@quell.com Proxy assistance contact: The Altman Group Phone (toll free): (866) 340-7104 (Shareholders) (201) 806-7300 (Banks and brokers — call collect) Name: Email: Phone: Number of shares you represent: Comments: Submit 2009 Herrick Foundation. All rights reserved. HomepageQ and AHerrick planHow to vote DownloadsContact